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                                                                Exhibit 99.8


                   ATTENTION:  IMPORTANT MATERIALS ENCLOSED.
                     PLEASE READ BEFORE CASTING YOUR VOTE.

     The enclosed proxy material relates to a Special Meeting of Metamor Worldwide stockholders to be held on June 15, 2000, to approve a proposed merger with PSINet. This material is being mailed to all Metamor stockholders who were owners of common stock of Metamor as of the April 25, 2000 record date for the Special Meeting.

     In order to have your shares voted at the Special Meeting, you must sign and return the enclosed proxy card. In addition to returning your signed proxy card in the pre-paid envelope provided, you can vote via the Internet or by telephone by following the instructions on the proxy card.

     Please note that Metamor is concurrently soliciting proxies for its May 18, 2000 Annual Meeting. If you were a stockholder on March 20, 2000, the Annual Meeting record date, you should have received an Annual Report, proxy statement
and proxy card for the Annual Meeting.   To vote on the Annual Meeting
proposals, you will need to use the proxy card that was included with the Annual Meeting materials. Please take the time to vote the enclosed proxy card, as well as the Annual Meeting proxy card which was sent to you separately.

     If you have any questions, please call Georgeson Shareholder Communications Inc. at (800) 223-2064.


                   ATTENTION:  IMPORTANT MATERIALS ENCLOSED.
                     PLEASE READ BEFORE CASTING YOUR VOTE.